Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-1 to our report of proved reserves, as of December 31, 2011, to the Pacific Coast Energy Company LP interest in the Underlying Properties and to our report of proved reserves, as of December 31, 2011, to the proposed net profits interests to be conveyed to Pacific Coast Oil Trust included in Amendment No. 6 to the Registration Statement on Form S-1 of Pacific Coast Energy Company LP and Pacific Coast Oil Trust, filed on April 26, 2012. We also consent to references to Netherland, Sewell & Associates, Inc. in such Registration Statement, including under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr. P.E.
J. Carter Henson, Jr. P.E. Senior Vice President

Houston, Texas

May 2, 2012